Exhibit 3.17(a)

State of Delaware
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 03/12/1997
971080513 — 2727806
CERTIFICATE OF INCORPORATION
OF
DFG INTERNATIONAL, INC.
          THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:
          FIRST: The name of the Corporation is DFG International, Inc.
          SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be Common Stock having a par value of $0.01.
          FIFTH: The name and mailing address of the incorporator are Jose R. Gonzalez, c/o Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York 10153.
          SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

          SEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect or this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          (b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.
          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 12th day of March, 1997.

/s/ Jose R. Gonzalez
Jose R. Gonzalez
Sole Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:44 PM 01/22/2009
FILED 06:11 PM 01/22/2009
SRV 090060841 — 2727806 FILE
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “Corporation”) is DFG International, Inc.
          2. The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.
          3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.
          4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Signed on January 20, 2009.

/s/ Roy Hibberd
Roy Hibberd, Secretary